UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Chaimowitz, Ronald
   c/o GT Interactive Software Corp.
   417 Fifth Avenue
   New York, NY  10016
2. Issuer Name and Ticker or Trading Symbol
   GT INTERACTIVE SOFTWARE CORP
   GTIS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   1997
5. If Amendment, Date of Original (Month/Year)
   02/1998
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President, Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |      |    |                  |   |           |626,202            |D     |                           |
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                             |      |    |                  |   |           |84,380(1)          |I     |By trust (2)               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Beneficially|or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |Owned at    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |End of      |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |Year        |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |            |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option (r|4.17    |     |    |           |   |(3)  |02/28|Common Stock|       |       |650,000     |D  |            |
ight to buy)            |        |     |    |           |   |     |/2005|            |       |       |            |   |            |
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Employee Stock Option (r|9.375   |     |    |           |   |(4)  |06/30|Common Stock|       |       |180,000     |D  |            |
ight to buy)            |        |     |    |           |   |     |/2005|            |       |       |            |   |            |
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Employee Stock Option (r|14.00   |     |    |           |   |(5)  |12/08|Common Stock|       |       |75,000      |D  |            |
ight to buy)            |        |     |    |           |   |     |/2005|            |       |       |            |   |            |
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Employee Stock Option (r|14.00   |     |    |           |   |(6)  |02/07|Common Stock|       |       |250,000     |D  |            |
ight to buy)            |        |     |    |           |   |     |/2007|            |       |       |            |   |            |
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Employee Stock Option (r|7.625   |05/08|A   |500,000    |   |(7)  |05/08|Common Stock|500,000|       |500,000     |D  |            |
ight to buy)            |        |/1997|    |           |   |     |/2007|            |       |       |            |   |            |
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
Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
(2) These shares are held in a trust for the benefit of the reporting person's daughter, for which trust his wife serves as trustee.
(3) The option is exercisable as to 170,000 shares on February 28, 1996, and as to the remaining 480,000 shares in two equal annual installments thereafter.
(4)The option is exercisable as to 45,000 shares on June 30, 1996, and as to the remaining 135,000 shares in six equal semi-annual installments thereafter.
(5)The option is exercisable as to 18,750 shares on December 8, 1996, and as to the remaining 56,250 shares in three equal annual installments thereafter.
(6)The option is exercisable as to 62,500 shares on February 7, 1998, and as to the remaining 187,500 shares in three equal annual installments thereafter.
(7)The option is exercisable as to 125,000 shares on May 8, 1998, and as to the remaining 375,000 shares in three equal annual installments thereafter.


SIGNATURE OF REPORTING PERSON
/s/ Ronald Chaimowitz
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DATE
03/26/98